SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 1)*

                            Beacon Power Corporation
                                (Name of Issuer)

                     Common Stock, $0.01 Par Value per Share
                         (Title of Class of Securities)


                                   073677 10 6
                                 (CUSIP Number)


                                January 10, 2002
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [  ]  Rule 13d-1(b) [  ]  Rule 13d-1(c)    [X]  Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  073677 10 6             SCHEDULE 13G                      Page 2 of 5

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1.       Name of Reporting Person
         I.R.S. Identification No. of Above Person (entities only)

         Robert W. Shaw, Jr.

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2.       Check the Appropriate Box if a Member of a Group


                                                           (a)  [ ]
                                                           (b)  [ ]
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3.       SEC USE ONLY


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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

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NUMBER OF SHARES                                 5.    SOLE VOTING POWER
                                                       372,934 (a)
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BENEFICIALLY OWNED                               6.    SHARED VOTING POWER
                                                       -0-
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BY EACH REPORTING                                7.    SOLE DISPOSITIVE POWER
                                                       372,934 (a)
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PERSON WITH                                      8.    SHARED DISPOSITIVE POWER
                                                       -0-
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         372,934 (A)

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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [ ]
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         .9 %
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12.      TYPE OF REPORTING PERSON

         IN



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                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No.  073677 10 6             SCHEDULE 13G                      Page 2 of 5

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Item 1.  (a)      Name of Issuer:

                  Beacon Power Corporation
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         (b)      Address of Issuer's Principal Executive Offices:

                  234 Ballardvale Street
                  Wilmington, MA  01887-1032
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Item 2.  (a)      Name of Person Filing:

                  Robert W. Shaw, Jr.
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         (b)      Address of Principal Business Office, or if None, Residence:

                  c/o Arete Corporation
                  P.O. Box 1299
                  Center Harbor, NH 03226
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         (c)      Citizenship:

                  United States
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         (d)      Title of Class of Securities:

                  Common Stock, $0.01 par value per share
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         (e)      CUSIP Number:

                  073677 10 6
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CUSIP No.  073677 10 6             SCHEDULE 13G                      Page 3 of 5

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Item 3.    If this statement is filed pursuant to Rule. 240.13d-1(b), or
           240.13d-2(b) or (c), check whether the person filing is a:

         (a)      [ ] Broker or dealer registered under Section 15 of the Act.

         (b)      [ ] Bank as defined in Section 3(a)(6) of the Act.

         (c)      [ ] Insurance company as defined in Section 13(a)(19) of the
                      Act.

         (d)      [ ] Investment company registered under Section 8 of the
                      Investment Company Act of 1940.

         (e)      [ ] An investment adviser in accordance with
                      Rule.240.13d-1(b)(1)(ii)(E);

         (f)      [ ] An employee benefit plan or endowment fund in accordance with Rule 240.13d-1(b)(1)(ii)(F);

         (g)      [ ] A parent holding company or control person in accordance with Rule 240.13d- 1(b)(1)(ii)(G);

         (h)      [ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

         (i)      [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

         (j)      [ ] Group, in accordance with Rule 240.13d-1(b)(1)(ii)(J).

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Item 4.    Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)     Amount beneficially owned:                                  372,934 (a)
(b)     Percent of class:                                                   .9%
(c)     Number of shares as to which such person has:
        (i)   Sole power to vote or direct the vote                 372,934 (a)
        (ii)  Shared power to vote or to direct the vote                    -0-
        (iii) Sole power to dispose or to direct the
              disposition of                                        372,934 (a)
        (iv)  Shared power to dispose or to direct the
              disposition of                                                -0-


(a) Robert W. Shaw, Jr. is the President of Arete Corporation, which is the manager of Micro-Generation Technology Fund, L.L.C ("Micro-Generation"). In such capacity, he has sole voting power and dispositive power with respect to 372,934 shares held of record by Micro-Generation and therefore, may be deemed the beneficial owner of the shares of common stock directly held by Micro-Generation. Robert W. Shaw, Jr. disclaims this beneficial ownership.

CUSIP No.  073677 10 6             SCHEDULE 13G                      Page 4 of 5

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Item 5.       Ownership of Five Percent or Less of a Class.

              If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

              [X]

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Item 6.       Ownership of More Than Five Percent on Behalf of Another Person.

              Not Applicable

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Item 7.       Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

              Not Applicable

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Item 8.       Identification and Classification of Members of the Group.

              Not Applicable

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Item 9.       Notice of Dissolution of Group.

              Not Applicable

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Item 10.      Certifications.

              Not applicable

                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            By: /s/ Robert W. Shaw, Jr.
                                ----------------------------------------
                                Robert W. Shaw, Jr.


                            Dated: February 12, 2002